Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to reference of our firm under the caption “Named Experts and Counsel” in the Post-Effective Amendment No. 6 on Form S-1 to the Registration Statement on Form S-3 (Registration No.333-185618) of Citizens, Inc. and in the related Prospectus and to the incorporation by reference of our report dated April 27, 2017, with respect to the consolidated financial statements and schedules of Citizens, Inc., incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

San Antonio, Texas

April 27, 2018